Exhibit 10.33

AMENDED AND RESTATED MANAGEMENT INVESTOR RIGHTS AGREEMENT dated as of January 5, 2011 (this “Agreement”), among Domus Holdings Corp., a Delaware corporation (the “Company”), the Apollo Holders (as such term is hereinafter defined) and the Holders that are parties hereto.

WHEREAS, each Holder deems it to be in the best interest of the Company, the Apollo Holders and the Holders that provision be made for the continuity and stability of the business and policies of the Company, and, to that end, the Company, the Apollo Holders and the Holders hereby set forth herein their agreement with respect to the Common Stock and Options now owned or hereafter owned by them.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1. Definitions.

As used in this Agreement:

“Affiliate” means:

(a) in the case of the Company or a Holder that is not an individual, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or such Holder, as applicable. For the avoidance of doubt, the term “Affiliate” as applied to the Apollo Holder or the Apollo Group, shall not include at any time any portfolio companies of Apollo Management V, L.P., Apollo Management VI, L.P., and Apollo Management VII, L.P. or any their affiliates but shall include any co-investment vehicle controlled by any member of the Apollo Group.

(b) in the case of an individual: (i) any member of the immediate family of an individual Holder, including parents, siblings, spouse and children (including those by adoption); the parents, siblings, spouse, or children (including those by adoption) of such immediate family member, and in any such case any trust whose primary beneficiary is such individual Holder or one or more members of such immediate family and/or such Holder’s lineal descendants; (ii) the legal representative or guardian of such individual Holder or of any such immediate family member in the event such individual Holder or any such immediate family member becomes mentally incompetent; and (iii) any Person controlling, controlled by or under common control with a Holder.

As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“AIF VI” means Apollo Investment Fund VI, L.P., a Delaware limited partnership.

“Apollo Group” means Domus Investment, AIF VI, RCIV Cayman and RCIV Luxco, collectively with each of their respective affiliates (including, for avoidance of doubt, any syndication vehicles) to which any transfers of Common Stock are made.

“Apollo Holder” means, collectively, Domus Investment, AIF VI, RCIV Cayman and RCIV Luxco.

“Asset Sale” means any sale of assets of the Company, including the sale of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis.

“Award” has the meaning ascribed to such term in the Stock Incentive Plan.

“Bankruptcy Event” means with respect to any Management Holder (i) such holder shall voluntarily be adjudicated as bankrupt or insolvent; (ii) such holder shall consent to or not contest the appointment of a receiver or trustee for himself, herself or itself or for all or any part of his, her or its property; (iii) such holder shall file a petition seeking relief under the bankruptcy, rearrangement, reorganization or other debtor relief laws of the United States or any state or any other competent jurisdiction (including foreign jurisdictions); (iv) such holder shall make a general assignment for the benefit of his, her or its creditors; (v) a petition shall have been filed against such Holder seeking relief under the bankruptcy, rearrangement, reorganization or other debtor relief laws of the United States or any state or other competent jurisdiction (including foreign jurisdictions); or (vi) a court of competent jurisdiction shall have entered an order, judgment or decree appointing a receiver or trustee for such Holder, or for any part of his, her or its property, and such petition, order, judgment or decree shall not be and remain discharged or stayed within a period of sixty (60) days after its entry.

“Board” means the Board of Directors of the Company and any duly authorized committee thereof. All determinations by the Board required pursuant to the terms of this Agreement to be made by the Board shall be binding and conclusive.

“Cause” has the meaning ascribed to such term in the Stock Incentive Plan.

“Closing Date” means the date of the closing of the Exchange Transactions.

“Class A Common Stock” means the Class A common stock of the Company, par value $.01 per share.

“Class B Common Stock” means the Class B common stock of the Company, par value $.01 per share.

“Come-Along Option” has the meaning ascribed to such term in Section 2(b)(i).

“Come-Along Shares” has the meaning ascribed to such term in Section 2(b)(ii).

“Common Stock” means the Class A Common Stock, and the Class B Common Stock, collectively, and any class of common stock into which the Class A Common Stock or Class B Common Stock may be reclassified, converted or exchanged.

“Company” has the meaning ascribed to such term in the introductory paragraph hereof.

“Confidential Information” has the meaning ascribed to such term in Annex I.

“Control Disposition” means a Disposition which would have the effect of transferring to a Person or Group that is not an Affiliate or a portfolio company of the Apollo Holder or a portfolio company of any Affiliate of the Apollo Holder, a number of shares of Common Stock such that, following the consummation of such Disposition, such Person or Group possesses the voting power to elect a majority of the Board (whether by merger, consolidation or sale or transfer of Common Stock) or the board of directors (or similar body) of any successor entity.

“Convertible Notes” means 11.00% Series A Convertible Notes due 2018, 11.00% Series B Convertible Notes due 2018, and 11.00% Series C Convertible Notes due 2018 issued by Realogy.

“Deemed Held Shares” has the meaning ascribed to such term in Section 2(a)(ii).

“Disability” has the meaning ascribed to such term in the Stock Incentive Plan.

“Disposition” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition, of Common Stock (or any interest therein or right thereto) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the Common Stock (or any interest therein) whatsoever, or any other transfer of beneficial ownership of Common Stock whether voluntary or involuntary, including, without limitation (a) as a part of any liquidation of a Management Holder’s assets or (b) as a part of any reorganization of a Management Holder pursuant to the United States, state, foreign or other bankruptcy law or other similar debtor relief laws.

“Domus Investment” means Domus Investment Holdings, LLC, a Delaware limited liability company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Transactions” means the exchange of the Existing Notes for the New Notes.

“Existing Notes” means the 10.50% Senior Notes due 2014, 11.00%/11.75% Senior Toggle Notes due 2014, and 12.375% Senior Subordinated Notes due 2015 issued by Realogy.

“Extended Maturity Notes” means the new 11.50% Senior Cash Notes due 2017, new 12.00% Senior Cash Notes due 2017, and new 13.375% Senior Subordinated Notes due 2018 issued by Realogy.

“Fair Market Value” has the meaning ascribed to such term in the Stock Incentive Plan.

“GAAP” has the meaning ascribed to such term in the definition of “Indebtedness.”

“Good Reason” has the meaning ascribed to such term in the Stock Incentive Plan.

“Group” has the meaning ascribed to such term in Section 13(d)(3) of the Exchange Act.

“Holders” means the holders of securities of the Company who are parties thereto. “Holder” has a correlative meaning.

“Indebtedness” means with respect to any Person and without duplication, (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of property or services represented by a note, bond, debenture or similar instrument and any other obligation or liability represented by a note, bond, debenture or similar instrument, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien, (e) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles in the United States of America (“GAAP”) and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP, (f) all unpaid reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (g) all obligations of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices, (h) all interest, fees and other expenses owed with respect to the indebtedness referred to above (and any prepayment penalties or fees or similar breakage costs or other fees and costs required to be paid in order for such Indebtedness to be satisfied and discharged in full), and (i) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Initial Notice” has the meaning ascribed to such term in Section 5(a).

“Investor Securityholders Agreements” means (i) the investor securityholders agreement by and among the Company, Realogy, Paulson & Co. Inc., Domus Co-Investment Holdings, LLC and the Apollo Holders, (ii) the investor securityholders agreement by and among the Company, Realogy, Avenue Capital Management II, L.P., Domus Co-Investment Holdings, LLC and the Apollo Holders and (iii) one or more investor securityholders agreements by and among the Company, Realogy, Domus Co-Investment Holdings, LLC, the Apollo Holders and the securityholders thereto who participated in the Exchange Transactions.

“IRA” has the meaning ascribed to such term in Section 3.2(c).

“Management Holder” means Holders who are employed by, or serve as consultants or directors to, the Company or any of its subsidiaries.

“New Notes” means the Extended Maturity Notes and the Convertible Notes.

“Non-Compete Period” has the meaning ascribed to such term in Annex I.

“Offer” has the meaning ascribed to such term in Section 3.1.

“Offeror” has the meaning ascribed to such term in Section 3.1.

“Option” means the options issued to Management Holders pursuant to the Stock Incentive Plan, as it is amended, supplemented, restated or otherwise modified from time to time, or any other option to purchase Common Stock issued by the Company.

“Original Cost” means the price per share paid by the Management Holder for its shares of Common Stock on the Original Issue Date, subject to appropriate adjustment by the Board for stock splits, stock dividends or other distributions, combinations and similar transactions.

“Original Issue Date” means with respect to any share of Common Stock issued to the Apollo Holder or a Management Holder, the date of issuance of such share of Common Stock to the Apollo Holder or such Management Holder, as applicable.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Piggy-Back Notice” has the meaning ascribed to such term in Section 5(a).

“Piggy-Back Registration Right” has the meaning ascribed to such term in Section 5.

“Proportionate Percentage” means, with respect to any Holder at the time of any Tag-Along Transaction, a fraction (expressed as a percentage) the numerator of which is the total number of shares of Common Stock held by such Holder as of such time (including any shares of Common Stock that such Holder purchases or intends to purchase pursuant to any Option exercised in connection with the Tag-Along Transaction and any shares distributed to such Holder pursuant to any deferred compensation plan in connection with the Tag-Along Transaction) and the denominator of which is the total number of shares of Common Stock outstanding at the time of determination on a fully diluted basis (including shares of Common Stock that any securityholder of the Company intends to purchase or acquire pursuant to any Option or any other convertible or exercisable security in connection with the Tag Along

Transaction and any shares of Common Stock distributable to any securityholders of the Company pursuant to any deferred compensation plan in connection with the Tag-Along Transaction. For the avoidance of doubt, the Proportionate Percentage shall not include any Convertible Notes held by the Apollo Holders or any other Person, convertible at any time at the option of the holders thereof, in whole or in part into shares of Class A Common Stock

“Proxy” has the meaning ascribed to such term in Section 7(a).

“Public Sale” means any sale, occurring simultaneously with or after an initial public offering, of Common Stock to the public pursuant to an offering registered under the Securities Act or to the public in the manner described by the provisions of Rule 144 promulgated thereunder, other than an offering relating to employee incentive plans.

“Purchase Price” means: (i) in the case where a Management Holder is terminated by the Company for Cause, the lower of Original Cost or Fair Market Value and (ii) in all other cases, the Fair Market Value.

“Put Request” has the meaning ascribed to such term in Section 6(b).

“Put Shares” has the meaning ascribed to such term in Section 6(b).

“Qualified Public Offering” means (a) an Underwritten Offering of shares of Class A Common Stock by the Company or any selling securityholders pursuant to an effective Registration Statement filed by the Company with the SEC (other than (i) a registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or a consolidation, (ii) a registration incidental to an issuance of securities under Rule 144A, (iii) a registration on Form S-4 or any successor form, or (iv) a registration on Form S-8 or any successor form) under the Securities Act, pursuant to which the aggregate offering price of the Class A Common Stock (by the Company and/or other selling securityholders) sold in such offering (together with the aggregate offering prices from any prior such offerings) is at least $200 million and (b) the listing of Company Class A Common Stock on the NASDAQ Global Select Market, the NASDAQ Global Market, the New York Stock Exchange or any successor exchange to the foregoing.

“RCIV Cayman” means RCIV Holdings, L.P., a Cayman Islands exempted limited partnership.

“RCIV Luxco” means RCIV Holdings (Luxembourg) s.à.r.l., a Luxembourg société à responsabilité limitée.

“Realogy” means Realogy Corporation.

“Registrable Securities” has the meaning ascribed to such term in Section 5(h)(i).

“Registration Request” has the meaning ascribed to such term in Section 4(a).

“Registration Statement” means any shelf registration statement or any other registration statement filed with the SEC with respect to the Common Stock.

“Repurchase Event” means, with respect to a Management Holder, such Management Holder shall cease to be employed by the Company or any of its subsidiaries for any reason (including upon death or Disability) or a Bankruptcy Event shall have occurred with respect to such Management Holder.

“Required Voting Percentage” means a majority of the shares of Common Stock outstanding owned by the Management Holders as of the date the vote is taken. For the avoidance of doubt, the proxy described in Section 7(a) shall not be applicable for the purpose of obtaining the Required Voting Percentage.

“Restricted Stock” has the meaning set forth in the Stock Incentive Plan.

“Restricted Stock Unit” has the meaning set forth in the Stock Incentive Plan.

“Sale Notice” has the meaning ascribed to such term in Section 2(a)(i).

“Securities” means, with respect to any Person, such Person’s “securities” as defined in Section 2(1) of the Securities Act and includes such Person’s capital stock or other equity interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock or other equity or equity-linked interests, including phantom stock and stock appreciation rights.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securityholders Agreement” shall mean the amended and restated securityholders agreement, as amended, by and between the Apollo Holders and Domus Co-Investment Holdings, LLC.

“Stock Incentive Plan” means the Company’s 2007 Stock Incentive Plan, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Subject Employee” has the meaning ascribed to such term in Section 3.2(c).

“Tag-Along Holder” has the meaning ascribed to such term in Section 2(a)(ii).

“Tag-Along Notice” has the meaning ascribed to such term in Section 2(a)(ii).

“Tag-Along Transaction” has the meaning ascribed to such term in Section 2(a)(i).

“Term” has the meaning ascribed to such term in Section 7(a).

“Underwritten Offering” has the meaning ascribed to such term in Section. 5(h)(ii).

“Work Product” has the meaning ascribed to such term in Annex I.

Section 2. Certain Dispositions.

(a) Tag-Along Transaction.

(i) Subject to the provisions of Section 2(b), prior to the consummation of a Qualified Public Offering, if the Apollo Group desires to effect any sale or transfer of greater than 5% of its shares of Common Stock in one transaction or series of related transactions for value within any six (6) month period to any third party that is not an Affiliate of the Apollo Group, other than in a Public Sale and other than a Come-Along Option transaction (a “Tag-Along Transaction”), it shall give written notice to the Management Holders offering such Management Holders the option to participate in such Tag-Along Transaction (a “Sale Notice”). The Sale Notice shall set forth in reasonable detail the material terms and conditions of the proposed Tag-Along Transaction and identify the contemplated transferee or Group.

(ii) Each of the Management Holders may, by written notice to the Apollo Holder (a “Tag-Along Notice”) delivered within ten (10) days after the date of the Sale Notice (each such Management Holder delivering such timely notice being a “Tag-Along Holder”), elect to sell in such Tag-Along Transaction all or a portion of the shares of Common Stock held by such Management Holder on the same terms and conditions as the Apollo Holders, provided that, the number of shares of Common Stock to be sold by such Management Holder will not exceed (as a percentage of the total number of shares, including Deemed Held Shares (as defined below), then held by such Management Holder) the total number of shares of Common Stock that the Apollo Group proposes to sell or transfer in the applicable Tag Along Transaction (as a percentage of the total number of shares then held by the Apollo Group). The shares of Common Stock to be sold by a Tag-Along Holder in a Tag Along Transaction may include Deemed Held Shares. “Deemed Held Shares” means shares of Common Stock (x) which a Holder may obtain by exercising any Options held by such Holder that are vested and exercisable as of the relevant measurement date or which would vest and become exercisable in connection with the applicable transaction or (y) to be distributed to such Holder in connection with the applicable transaction from any deferred compensation plan.

(iii) If none of the Management Holders delivers a timely Tag-Along Notice, then the Apollo Group may thereafter consummate the Tag-Along Transaction, at the same sale price and on substantially the same other terms and conditions as are described in the Sale Notice (including, without limitation, the number of shares of Common Stock being sold), for a period of one hundred twenty (120) days thereafter (subject to extension in the event of required regulatory approvals not having been obtained by such date but in any event no later than two hundred seventy (270) days after receipt of the Tag-Along Notice). In the event the Apollo Group has not consummated the Tag-Along Transaction within such one hundred twenty (120) day period (subject to extension as provided above), the Apollo Group shall not thereafter consummate a Tag-Along Transaction, without first providing a Sale Notice and an opportunity to the Management Holders to sell in the manner provided above. If one or more of the Management Holders gives the

Apollo Group a timely Tag-Along Notice, then the Apollo Group shall use reasonable efforts to cause the prospective transferee or Group to agree to acquire all of the shares of Common Stock identified in all timely Tag-Along Notices, upon the same terms and conditions as are applicable to the shares of Common Stock held by the Apollo Group. If such prospective transferee or Group is unable or unwilling to acquire all shares of Common Stock proposed to be included in the Tag-Along Transaction upon such terms, then the Apollo Group may elect either to cancel such Tag-Along Transaction or to allocate the maximum number of shares that such prospective transferee or Group is willing to purchase among the Apollo Group and the Tag-Along Holders in the proportion that the Apollo Group’s and each such Tag-Along Holder’s Proportionate Percentage bears to the total Proportionate Percentages of the Apollo Group and the Tag-Along Holders. In connection with the Tag-Along Transaction, each Tag-Along Holder shall bear a pro rata portion of the total costs incurred by the Apollo Group in connection with such Tag-Along Transaction based on the number of shares of Common Stock sold in such Tag-Along Transaction, and shall take the actions referred to in the second sentence of Section 2(b)(ii) (as such actions would relate to a Tag-Along Transaction).

(iv) For purposes of this Section 2(a), any holder of shares of Common Stock who has a contractual right (other than, for the avoidance of doubt, pursuant to this Agreement) to participate in such Tag-Along Transaction or any other holder of Common Stock who is otherwise participating in such Tag-Along Transaction with the consent of the Apollo Holder, shall be deemed to be a “Tag-Along Holder” under this Section 2(a) (provided that, for the avoidance of doubt, this Section 2(a)(iv) is not intended to nor shall it grant any rights to any Person to participate in any Tag-Along Transaction that is not otherwise granted pursuant to Section 2(a)(i)-(iii) above).

(b) Come-Along Option.

(i) If the Apollo Group desires to effect a Tag-Along Transaction or any Control Disposition, then in lieu of complying with the requirements of Section 2(a), the Apollo Group, at its option (the “Come-Along Option”), may require all Management Holders to sell the same percentage of their respective shares of Common Stock (including their Deemed Held Shares) as the Apollo Group desires to sell (of its Common Stock) to the transferee or Group selected by the Apollo Group, at the same price per share and on the same terms and conditions as apply to those sold by the Apollo Group.

(ii) Each Management Holder shall consent to and raise no objections against the Come-Along Option, and if the Come-Along Option is structured as (a) a merger or consolidation of the Company or an Asset Sale, each Management Holder shall vote all shares of Common Stock held by such Management Holder in favor of such merger, consolidation or Asset Sale and waive any dissenters rights, appraisal rights or similar rights in connection with such merger, consolidation or Asset Sale, or (b) a sale of all the capital stock of the Company, the Management Holders shall agree to sell all of their respective shares of Common Stock which are the subject of the Come-Along Option (including their Deemed Held Shares) (the “Come-Along Shares”).

(iii) The Management Holders shall take all necessary and desirable actions reasonably requested by the Apollo Group in connection with the consummation of the Come-Along Option, including obtaining Board consent to the Come-Along Option and the execution of such agreements and such instruments and the taking of such other actions as are reasonably necessary to provide customary representations, warranties and indemnities regarding title, as well as escrow arrangements relating to such Come-Along Option; provided, however, that any indemnification obligations under such agreements applicable to any Management Holder (other than with respect to such Management Holder’s representations and warranties regarding title to the Come-Along Shares) shall be applicable (A) in the case of a transaction structured as a merger or consolidation of the Company or Asset Sale, to all security holders of the Company and (B) in the case of a transaction structured as a sale of the capital stock of the Company, to all security holders of the Company selling securities in such transaction, in each case set forth in (A) and (B), on a pro rata basis, determined by reference to the aggregate amount of Come-Along Shares subject to the transaction, but in no event shall a Management Holder be liable for more than the total proceeds received by such Management Holder in the transaction giving rise to the Come-Along Option. It is understood and agreed that the Apollo Group may exercise more than one Come-Along Option.

(iv) The Company and each Management Holder shall cooperate in causing any Deemed Held Shares of such Management Holder that are ultimately included in a Come-Along Option or Tag-Along Transaction to be delivered to the Management Holder immediately prior to the closing of such Come-Along Option or Tag-Along Transaction in order that the Management Holder may exercise his rights under Section 2(a) or that the Apollo Group may exercise its rights under Section 2(b), as the case may be.

(v) Upon the closing of the sale of any shares of Common Stock (including any Deemed Held Shares) pursuant to this Section 2, the Holders shall deliver at such closing, against payment of the purchase price therefor, certificates representing their shares of Common Stock to be sold, duly endorsed for transfer or accompanied by duly endorsed stock powers, and evidence of the absence of liens, encumbrances and adverse claims with respect thereto and of such other matters as are deemed necessary by the Company for the proper transfer of such shares on the books of the Company.

Section 3. Transfers; Additional Parties.

3.1 Restrictions; Permitted Dispositions.

Without the consent of the Company, no Management Holder shall make any Disposition, directly or indirectly, through an Affiliate or otherwise. The preceding sentence shall apply with respect to all shares of Common Stock held at any time by a Management Holder (including without limitation, all Awards and all shares of Common Stock that may be acquired or received upon the exercise or settlement of any Award or upon a distribution pursuant to any deferred compensation plan), regardless of the manner in which such Management Holder initially acquired such shares of Common Stock. Notwithstanding the foregoing, the following Dispositions by a Management Holder shall be permitted at any time:

(a) dispositions pursuant to Section 5 (Piggy-back Rights);

(b) any Disposition after a Qualified Public Offering;

(c) to: (i) a guardian of the estate of such Management Holder, (ii) an inter-vivos trust primarily for the benefit of such Management Holder; (iii) an inter-vivos trust whose primary beneficiary is one or more of such Management Holder’s lineal descendants (including lineal descendants by adoption); or (iv) the spouse of such Management Holder during marriage and not incident to divorce;

(d) to any individual Management Holder by: (i) a guardian of the estate of such Management Holder; (ii) an inter-vivos trust whose primary beneficiary is such Management Holder or one or more of such Management Holder’s lineal descendants (including lineal descendants by adoption); (iii) the spouse of such Management Holder during marriage and not incident to divorce; or (iv) such Management Holder’s lineal descendants;

(e) with the consent of the Company, by any Management Holder to a qualified retirement plan sponsored by the Management Holder (including with respect to a qualified retirement plan referred to in this paragraph 3.1(e), to participants, alternate payees and beneficiaries to the extent required by law and the provisions of such plan);

(f) to a trust, to any successor trust or successor trustee established for the exclusive benefit of a Management Holder or any other Person referred to in clauses (c) or (d) above; and

(g) any Disposition permitted pursuant to Section 2(a) or required pursuant to Section 2(b); and

(h) with the consent of the Company, by any Management Holder to other Persons for tax planning purposes;

provided, in each case that such Disposition complies with the terms of this Agreement and applicable securities laws, rules and regulations in effect at the time of the Disposition.

In the event of any transaction by a Management Holder involving a change of ownership interest or voting power of a Management Holder not specifically permitted by (a) through (h) of this Section, such transaction shall be deemed a Disposition by such Management Holder and an irrevocable “Offer”. Such Management Holder (“Offeror”) shall promptly notify the Company of such event and offer (the “Offer”), by written notice to the Company, to sell all securities subject to the Offer to the Company and/or the Apollo Group for the Fair Market Value. Offers under this Section 3.1 shall (a) be in writing; (b) be irrevocable for so long as the Company or the Apollo Holder has the right to purchase any securities subject to the Offer; (c) be sent by the Offeror to the Company and the Apollo Group; and (d) contain a description of the proposed transaction and change of ownership interest or voting power. The date of such Offer shall be deemed to be the date such written notice of the Offer is so delivered to the Company and the Apollo Holder or, if no such written notice is delivered to the Company and the Apollo Holder by the Management Holder, within five (5) business days from the Company’s receipt of evidence, satisfactory to it, of such a Disposition by the Offeror. In such event, the Company and the Apollo Group shall have the right to repurchase all shares of securities subject to the Offer in accordance with the procedures set forth in Section 6, mutatis mutandis.

3.2 Additional Parties.

(a) As a condition to the Company’s obligation to effect a transfer of shares of Common Stock permitted by this Agreement on the books and records of the Company (other than a transfer to the Apollo Group or of any of the Apollo Group’s Affiliates, the Company or any subsidiary of the Company), the transferee shall be required to become a party to this Agreement by executing (together with such Person’s spouse, if applicable) an Adoption Agreement in substantially the form of Exhibit A or in such other form that is reasonably satisfactory to the Company.

(b) In the event that any Person acquires shares of Common Stock, other than in connection with a Public Sale, from (i) a Management Holder or any Affiliate or member of such Management Holder’s Group or (ii) any direct or indirect transferee of a Management Holder, such Person shall be subject to any and all obligations and restrictions of such Management Holder hereunder (other than the provisions of Section 8), as if such Person was such Management Holder named herein. Additionally, other than in connection with a Public Sale, whenever a Management Holder makes a transfer of shares of Common Stock, such shares of Common Stock shall contain a legend so as to inform any transferee that such shares of Common Stock were held originally by a Management Holder and are subject to repurchase pursuant to Section 6 below based on the employment of or events relating to such Management Holder. Such legend shall not be placed on any shares of Common Stock acquired from a Management Holder by the Company, the Apollo Group or any of its Affiliates.

(c) If applicable, any shares of Common Stock acquired by an individual retirement account (“IRA”) on behalf of an employee of the Company or any of its subsidiaries (the “Subject Employee”) shall be deemed to be held by a Management Holder. Additionally, such Subject Employee shall be deemed to be a Management Holder and his or her IRA shall be deemed to have acquired all shares of Common Stock it holds from such Subject Employee pursuant to a transfer that is subject to Section 3.2(b) above.

3.3 Securities Restrictions; Legends.

(a) No shares of Common Stock shall be transferable except upon the conditions specified in this Section 3.3, which conditions are intended to insure compliance with the provisions of the Securities Act.

(b) Each certificate representing shares of Common Stock shall (unless otherwise permitted by the provisions of paragraph (d) below) be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF

1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO A MANAGEMENT INVESTOR RIGHTS AGREEMENT, AS AMENDED, DATED AS OF APRIL 10, 2007 AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”), AND THE OTHER PARTIES NAMED THEREIN. THE TERMS OF SUCH MANAGEMENT INVESTOR RIGHTS AGREEMENT INCLUDE, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFER. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(c) The holder of any shares of Common Stock by acceptance thereof agrees, prior to any transfer of any such shares, to give written notice to the Company of such holder’s intention to effect such transfer and to comply in all other respects with the provisions of this Section 3.3. Each such notice shall describe the manner and circumstances of the proposed transfer. Upon request by the Company, the holder delivering such notice shall deliver a written opinion, addressed to the Company, of counsel for the holder of such shares, stating that in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to the Company) such proposed transfer does not involve a transaction requiring registration or qualification of such shares under the Securities Act. Such holder of such shares shall be entitled to transfer such shares in accordance with the terms of the notice delivered to the Company, if the Company does not reasonably object to such transfer and request such opinion within fifteen (15) days after delivery of such notice, or, if it requests such opinion, does not reasonably object to such transfer within fifteen (15) days after delivery of such opinion. Each certificate or other instrument evidencing any such transferred shares of Common Stock shall bear the legend set forth in paragraph (b) above unless (i) such opinion of counsel to the holder of such shares (which opinion and counsel shall be reasonably acceptable to the Company) states that registration of any future transfer is not required by the applicable provisions of the Securities Act or (ii) the Company shall have waived the requirement of such legends.

(d) Notwithstanding the foregoing provisions of this Section 3.3, the restrictions imposed by this Section 3.3 upon the transferability of any shares of Common Stock shall cease and terminate when (i) any such shares are sold or otherwise disposed of pursuant to an effective registration statement under the Securities Act, or (ii) after a Qualified Public Offering, the holder of such shares has met the requirements for transfer of such shares pursuant to Rule 144 under the Securities Act. Whenever the restrictions imposed by this Section 3.3 shall terminate, the holder of any shares as to which such restrictions have terminated shall be entitled to receive from the Company, without expense, a new certificate not bearing the restrictive legend set forth in paragraph (b) above and not containing any other reference to the restrictions imposed by this Section 3.3.

(e) Improper Dispositions. Any Disposition or attempted Disposition in breach of this Agreement shall be void ab initio and of no effect. In connection with any attempted Disposition in breach of this Agreement, the Company may hold and refuse to transfer any Common Stock or any certificate therefor, in addition to and without prejudice to any and all other rights or remedies which may be available to it or the Holders.

Section 4. Demand Registration Rights.

(a) Subject to the provisions of this Section 4, at any time and from time to time after the date hereof, the Apollo Group may make one or more written requests (each, a “Registration Request”) to the Company for registration under and in accordance with the provisions of the Securities Act of all or part of their shares of Common Stock.

(b) All Registration Requests made pursuant to this Section 4 will specify the aggregate amount of shares of Common Stock to be registered and will also specify the intended methods of disposition thereof. Subject to Section 4(c), promptly upon receipt of any such Registration Request, the Company will use its reasonable best efforts to effect such registration under the Securities Act (including, without limitation, filing post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with the applicable regulations promulgated under the Securities Act) of the shares of Common Stock which the Company has been so requested to register within 180 days of such request (or within 120 days of such request in the case of a Registration Request after a Qualified Public Offering (subject to any lock-up restrictions)).

(c) If the Company receives a Registration Request and the Company furnishes to the Apollo Group a copy of a resolution of the Board certified by the secretary of the Company stating that in the good faith judgment of the Board it would be materially adverse to the Company for a Registration Statement to be filed on or before the date such filing would otherwise be required hereunder, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after the date such filing would otherwise be required hereunder. The Company shall not be permitted to take such action more than once in any 360-day period. If the Company shall so postpone the filing of a Registration Statement, the Apollo Group may withdraw its Registration Request by so advising the Company in writing within thirty (30) days after receipt of the notice of postponement. In addition, if the Company receives a Registration Request and the Company is then in the process of preparing to engage in a Public Sale, the Company shall inform the Apollo Group of the Company’s intent to engage in a Public Sale and may require the Apollo Group to withdraw such Registration Request for a period of up to 120 days so that the Company may complete its Public Sale. In the event that the Company ceases to pursue such Public Sale, it shall promptly inform the Apollo Group and the Apollo Group shall be permitted to submit a new Registration Request. The foregoing shall be without prejudice to any rights of the Apollo Group pursuant to Section 5.

(d) Registrations under this Section 4 shall be on such appropriate registration form of the Securities and Exchange Commission (i) as shall be selected by the Company and as shall be reasonably acceptable to the Apollo Group and (ii) as shall permit the disposition of such Common Stock in accordance with the intended method or methods of disposition specified in the Registration Request. If, in connection with any registration under this Section 4 which is proposed by the Company to be on Form S-3 or any successor form, the managing underwriter, if any, shall advise the Company in writing that in its opinion the use of another permitted form is of material importance to the success of the offering, then such registration shall be on such other permitted form.

(e) The Company shall use its best efforts to keep any Registration Statement filed in response to a Registration Request effective for as long as is necessary for the Apollo Group to dispose of the covered securities.

(f) In the case of a Registration Request that involves an Underwritten Offering, the Apollo Group shall select the underwriters, provided such selection is reasonably acceptable to the Company.

Section 5. Piggy-Back Registration Rights.

(a) Participation. Subject to Section 5(b), if upon or at any time after the consummation of a Qualified Public Offering (or prior to the consummation of a Qualified Public Offering with the Company’s consent), the Company files a Registration Statement (i) in connection with the exercise of any demand rights by the Apollo Group or any other Holder or Holders possessing such rights, or (ii) in connection with which the Apollo Group exercises piggy-back registration rights (other than a registration on Form S-4 or S-8 or any successor form to such Forms or any registration of securities as it relates to an offering and sale to management of the Company pursuant to any employee stock plan or other employee benefit plan arrangement) with respect to an offering that includes any shares of Common Stock, then the Company shall give prompt notice (the “Initial Notice”) to the Management Holders and the Management Holders shall be entitled to include in such Registration Statement the Registrable Securities (as defined in Section 5(h)) held by them. If the Management Holders elect to include any or all of their Registrable Securities in such Registration Statement, then the Company shall give prompt notice (the “Piggy-Back Notice”) to each Holder (excluding the Management Holders) and each such Holder shall be entitled to include in such Registration Statement the Registrable Securities held by it. The Initial Notice and Piggy-Back Notice shall offer the Management Holders and the Holders, respectively, the right, subject to Section 5(b) (the “Piggy-Back Registration Right”), to register such number of shares of Registrable Securities as each Management Holder and each Holder may request and shall set forth (i) the anticipated filing date of such Registration Statement and (ii) the number of shares of Common Stock that is proposed to be included in such Registration Statement. Subject to Section 5(b), the Company shall include in such Registration Statement such shares of Registrable Securities for which it has received written requests to register such shares within fifteen (15) days after the Initial Notice and seven (7) days after the Piggy-Back Notice has been given. A Management Holder may exercise Piggy-Back Registration Rights with respect to a Qualified Public Offering or any subsequent Public Offering.

(b) Underwriters’ Cutback. Notwithstanding the foregoing, if a registration pursuant to Section 4 or Section 5 involves an Underwritten Offering (as defined in Section 5(h)(ii)) and the managing underwriter or underwriters of such proposed Underwritten Offering advises the Company that the total or kind of securities which such Holders and any other persons or entities intend to include in such offering would be reasonably likely to adversely affect the price, timing or distribution of the securities offered in such offering, then the number of securities proposed to be included in such registration shall be allocated among the Company, the Apollo Group, and all of the selling Management Holders proportionately, such that the number of securities that each such Person shall be entitled to sell in the Underwritten Offering (other than the initial Underwritten Offering) shall be included in the following order:

(i) In the event of an exercise of any demand rights by the Apollo Group or any other Holder or Holders possessing such rights:

(1) first, the Registrable Securities held by the Person exercising a demand right pursuant to Section 4 or pursuant to any other agreement in which the Company has granted demand rights, pro rata based upon the number of Registrable Securities proposed to be included by each such Person in connection with such registration;

(2) second, the Registrable Securities held by the Persons requesting their Registrable Securities to be included in such registration pursuant to the terms of Section 5 or pursuant to any other agreement in which the Company has granted piggy-back registration rights, pro rata based upon the number of Registrable Securities proposed to be included by each such Person at the time of such registration; and

(3) third, the securities to be issued and sold by the Company in such registration.

(ii) In all other cases:

(1) first, the securities to be issued and sold by the Company in such registration; and

(2) second, the Registrable Securities held by the Persons requesting their Registrable Securities be included in such registration pursuant to the terms of this Section 5 or pursuant to any other agreement in which the Company has granted piggy-back registration rights, pro rata based upon the number of Registrable Securities proposed to be included by each such Person at the time of such registration.

Notwithstanding anything to the contrary set forth in this Section 5(b), if the managing underwriter for the initial Underwritten Offering advises the Company that the inclusion of the number of shares of Common Stock proposed to be included in any registration by any particular Management Holder would interfere with the successful marketing (including pricing) of such shares to be offered thereby, then the number of such shares proposed to be included in such registration by such Management Holder shall be reduced to the lower of the number of such shares that the managing underwriter advises that such Holder may sell in the Underwritten Offering and the number of such shares calculated pursuant to the foregoing.

(c) Lock-up. If the Company at any time shall register shares of Common Stock under the Securities Act for sale to the public, no Management Holder shall sell publicly,

make any short sale of, grant any option for the purchase of, or otherwise dispose publicly of, any capital stock of the Company without the prior written consent of the Company, for the period of time in which the Apollo Group has similarly agreed not to sell publicly, make any short sale of, grant any option for the purchase of, or otherwise dispose publicly of, any capital stock of the Company. In addition, if requested by the managing underwriter(s), in connection with the initial Public Offering, all Holders shall enter into a customary lock-up agreement with the managing underwriter(s) for such period as may be required by the managing underwriter(s), subject to customary exceptions in the Company’s discretion.

(d) Company Control. The Company may decline to file a Registration Statement after giving the Initial Notice or the Piggy-Back Notice, or withdraw a Registration Statement after filing and after such Piggy-Back Notice, but prior to the effectiveness of the Registration Statement, provided that the Company shall promptly notify each Holder in writing of any such action and provided further that the Company shall bear all reasonable expenses incurred by such Holder or otherwise in connection with such withdrawn Registration Statement. Except as provided in Section 4(f), notwithstanding any other provision herein, the Company shall have sole discretion to select any and all underwriters that may participate in any Underwritten Offering.

(e) Participation in Underwritten Offerings. No Person may participate in any Underwritten Offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lock-ups and other documents required for such underwriting arrangements. Nothing in this Section 5(e) shall be construed to create any additional rights regarding the piggy-back registration of Registrable Securities in any Person otherwise than as set forth herein.

(f) Expenses. The Company will pay all registration fees and other reasonable expenses in connection with each registration of Registrable Securities requested pursuant to this Section 5; provided, that each Holder shall pay all applicable underwriting fees, discounts and similar charges (pro rata based on the securities sold) and that all Holders as a group shall be entitled to a single counsel (at the Company’s expense) to be selected by the Apollo Group.

(g) Indemnification.

(i) Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the full extent permitted by law, each selling Holder, its officers, directors, employees and representatives and each Person who controls (within the meaning of the Securities Act) such selling Holder against any losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, except insofar as the same may be caused by or contained in any information furnished in writing to the Company by such selling Holder for use therein; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such preliminary prospectus if (A) such selling Holder failed to deliver or cause to be delivered a copy of the prospectus to the Person asserting such loss, claim, damage, liability or expense after the Company has furnished such selling Holder with a sufficient number of copies of the same and (B) the prospectus completely corrected in a timely manner such untrue statement or omission; and provided, further, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the prospectus, if such untrue statement or alleged untrue statement, omission or alleged omission is completely corrected in an amendment or supplement to the prospectus and the selling Holder thereafter fails to deliver such prospectus as so amended or supplemented prior to or concurrently with the sale of the securities to the Person asserting such loss, claim, damage, liability or expense after the Company had furnished such selling Holder with a sufficient number of copies of the same. The Company will also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the selling Holder, if requested.

(ii) Indemnification by Selling Holders. Each selling Holder agrees to indemnify and hold harmless, to the full extent permitted by law, the Company, its directors, officers, employees and representatives and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages or liabilities and expenses caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such selling Holder to the Company for inclusion in such Registration Statement, prospectus or preliminary prospectus and has not been corrected in a subsequent writing prior to or concurrently with the sale of the securities to the Person asserting such loss, claim, damage, liability or expense. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds received by such selling Holder upon the sale of the securities giving rise to such indemnification obligation. The Company and the selling Holders shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished in writing by such Persons for inclusion in any prospectus or Registration Statement.

(iii) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt (but in any event within 30 days after such Person has actual knowledge of the facts constituting the basis for indemnification) written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that the indemnifying party is actually prejudiced by reason of such delay or failure; provided, further, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, or (b) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person or (c) in the reasonable judgment of any such Person, based upon advice of counsel, a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld), provided that an indemnified party shall not be required to consent to any settlement involving the imposition of equitable remedies or involving the imposition of any material obligations on such indemnified party other than financial obligations for which such indemnified party will be indemnified hereunder. No indemnifying party will be required to consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. Whenever the indemnified party or the indemnifying party receives a firm offer to settle a claim for which indemnification is sought hereunder, it shall promptly notify the other of such offer. If the indemnifying party refuses to accept such offer within 20 business days after receipt of such offer (or of notice thereof), such claim shall continue to be contested and, if such claim is within the scope of the indemnifying party’s indemnity contained herein, the indemnified party shall be indemnified pursuant to the terms hereof. If the indemnifying party notifies the indemnified party in writing that the indemnifying party desires to accept such offer, but the indemnified party refuses to accept such offer within 20 business days after receipt of such notice, the indemnified party may continue to contest such claim and, in such event, the total maximum liability of the indemnifying party to indemnify or otherwise reimburse the indemnified party hereunder with respect to such claim shall be limited to and shall not exceed the amount of such offer, plus reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) to the date of notice that the indemnifying party desires to accept such offer, provided that this sentence shall not apply to any settlement of any claim involving the imposition of equitable remedies or to any settlement imposing any material obligations on such indemnified party other than financial obligations for which such indemnified party will be indemnified hereunder. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim in any one jurisdiction, unless in the written opinion of counsel to the indemnified party, reasonably satisfactory to the indemnifying party, use of one counsel would be expected to give rise to a conflict of interest between such indemnified party and any other of such indemnified parties with respect to such claim, in which even the indemnifying party shall be obligated to pay the fees and expenses of each additional counsel.

(iv) Other Indemnification. Indemnification similar to that specified in this Section 5(g) (with appropriate modifications) shall be given by the Company and each selling

Holder with respect to any required registration or other qualification of securities under Federal or state law or regulation of governmental authority other than the Securities Act.

(v) Contribution. If for any reason the indemnification provided for in the preceding clauses g(i) and g(ii) is unavailable to an indemnified party or insufficient to hold it harmless as contemplated by the preceding clauses g(i) and g(ii), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations, provided that no selling Holder shall be required to contribute in an amount greater than the dollar amount of the proceeds received by such selling Holder with respect to the sale of any securities under this Section 5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(h) Certain Definitions. For purposes of this Section 5:

(i) “Registrable Securities” shall mean (i) shares of Common Stock and any security issued or distributed in respect thereof; provided, that any Registrable Securities shall cease to be Registrable Securities when (A) a registration statement with respect to the sale of such Registrable Securities has been declared effective under the Securities Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such registration statement, (B) such Registrable Securities have been disposed of in reliance upon Rule 144 (or any similar provision then in force) under the Securities Act or (C) such Registrable Securities shall have been otherwise transferred and new certificates for them not bearing a legend restricting further transfer under the Securities Act shall have been delivered by the Company; and provided, further, that any securities that have ceased to be Registrable Securities shall not thereafter become Registrable Securities and any security that is issued or distributed in respect of securities that have ceased to be Registrable Securities is not a Registrable Security and (ii) any shares of Common Stock required to be registered by the Company on behalf of any other Person possessing registration rights pursuant to another agreement in which the Company had granted such rights.

“Underwritten Offering” means a sale of shares of Common Stock to an underwriter for reoffering to the public.

Section 6. Repurchase Rights.

(a) Company Repurchase Right. From and after a Repurchase Event with respect to any Management Holder, the Company and its subsidiaries shall have the right, but not the obligation, to repurchase all or any portion of the shares of Common Stock held by such Holder (including any Deemed Held Shares) in accordance with this Section 6, for the Purchase Price. The Company or any of its subsidiaries may exercise its right to purchase such shares of Common Stock until the date that is (i) six months after the Repurchase Event (with respect to shares of Common Stock held by such holder on such event), (ii) six months after the date all Options have been exercised by the applicable Management Holder or such Management

Holder’s successors, assigns or representatives (with respect to shares of Common Stock acquired by exercise of such Options), and (iii) six months after the date all Awards of Restricted Stock Units have been settled and Restricted Shares have vested (with respect to shares of Common Stock received pursuant to such settlement or vesting) (such date, the “Repurchase Date”). To the extent necessary to comply with Section 409A of the Code, with respect to shares of Common Stock received by a Management Holder upon exercise of any Options, the provisions of this Section 6(a) shall cease to apply on the ten-year anniversary of the grant of such Options to such Management Holder. The determination date for purposes of determining the Fair Market Value shall be the closing date of the purchase of the applicable shares (which closing date shall not be later than the Repurchase Date unless so required by Section 6(d)).

(b) Management Holder Put Request. If, prior to the consummation of a Qualified Public Offering, a Management Holder dies or such Management Holder’s employment by the Company or, if applicable, a subsidiary thereof, is terminated as a result of a Disability, then such Management Holder or such Management Holder’s legal representative or trustee, as the case may be, shall have the right to request (but not, for the avoidance of doubt, require) (a “Put Request”) that the Company purchase all (but not less than all) of such Management Holder’s Common Stock (including any Deemed-Held Shares) (such shares on each particular Put Request date, the “Put Shares”) at Fair Market Value; provided that in no event shall a Put Request be made after the date which is ninety (90) days after the termination of such Management Holder’s employment with the Company or, if applicable, a subsidiary thereof. The Company shall consider in good faith any Put Request and use its reasonable efforts (taking into account, without limitation, the financial burden to the Company associated with purchasing the Put Shares, the Company’s available cash and other liquid assets and the restrictions contained in Section 6(e)), to purchase the Put Shares at Fair Market Value, provided that in no event shall the Company be obligated to purchase any Put Shares.

(c) The Apollo Group Repurchase Right. The Company or a subsidiary thereof shall give written notice to the Apollo Group stating whether the Company or any subsidiary will exercise such purchase rights pursuant to clause (a) above or upon an Offer pursuant to Section 3.1. If such notice states that the Company and its subsidiaries will not exercise their purchase rights for all or a portion of the shares of Common Stock then subject thereto, the Apollo Group shall have the right to purchase such shares of Common Stock not purchased by the Company or its subsidiaries on the same terms and conditions as the Company and its subsidiaries until the later of (i) the 30th day following the receipt of such notice or (ii) the Repurchase Date (in the case of a repurchase pursuant to clause (a)(i) above).

(d) Closing. The closing date of any purchase of shares of Common Stock pursuant to this Section 6 shall take place on a date designated by the Company, one of its subsidiaries, or the Apollo Group, as applicable, in accordance with the applicable provisions of this Section 6; provided that the closing date will be deferred until such time as the applicable Management Holder has held the shares of Common Stock for a period of at least six months and one day. The Company, one of its subsidiaries, or the Apollo Group, as applicable, will pay for the shares of Common Stock purchased by it pursuant to this Section 6 by delivery of a check or wire transfer of funds, in exchange for the delivery by the Management Holder of the certificates representing such shares of Common Stock, duly endorsed for transfer to the Company, such subsidiary or the Apollo Group, as applicable. The Company shall have the right to record such purchase on its books and records without the consent of the Management Holder.

(e) Restrictions on Repurchase. Notwithstanding anything to the contrary contained in this Agreement, all purchases of shares of Common Stock by the Company shall be subject to applicable restrictions contained in federal, state or non-U.S. law and in the Company’s and its respective subsidiaries’ agreements evidencing the Company’s Indebtedness. Notwithstanding anything to the contrary contained in this Agreement, if any such restrictions prohibit or otherwise delay any purchase of shares of Common Stock which the Company is otherwise entitled or required to make pursuant to this Section 6, then the Company shall have the option to make such purchases pursuant to this Section 6 within thirty (30) days of the date that it is first permitted to make such purchase under the laws and/or agreements containing such restrictions. In the event that any shares of Common Stock are sold by a Management Holder pursuant to this Section 6, the Company, Apollo Group, the Management Holder, and such Management Holder’s successors, assigns or representatives, will take all reasonable steps necessary and desirable to obtain all required third-party, governmental and regulatory consents and approvals with respect to such sale and take all other actions necessary and desirable to facilitate consummation of such sale in a timely manner. For the avoidance of doubt, in the event a repurchase is delayed pursuant to the terms of this Section 6(e), the determination date for purposes of determining Fair Market Value shall be the date on which the applicable shares could, but for the prohibition or delay described above in this Section 6(e), have been repurchased.

(f) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation, or may permit a Management Holder to elect to pay the Company any such required withholding taxes. If such Management Holder so elects, the payment by such Management Holder of such taxes shall be a condition to the receipt of amounts payable to such Management Holder under this Agreement. The Company shall, to the extent permitted or required by law, have the right to deduct any such taxes from any payment otherwise due to such Management Holder.

Section 7. Voting Agreement.

(a) Proxy. Each Management Holder hereby revokes any and all prior proxies or powers of attorney in respect of any of such Management Holder’s shares of Common Stock and constitutes and appoints Apollo Holder, or any nominee of Apollo Holder, with full power of substitution and resubstitution, at any time from the date hereof until the earlier of (i) the termination of this Agreement pursuant to Section 10(g) hereof (the “Term”) and (ii) the consummation of a Qualified Public Offering, as its true and lawful attorney and proxy (its “Proxy”), and in its name, place and stead, to vote each of such shares (whether such shares are currently held or may be acquired in the future by such Management Holder) as its Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company to the fullest extent permitted by applicable law with respect to any matter referred to be voted on by the stockholders of the Company. THE FOREGOING PROXY

AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

(b) No Proxies for or Encumbrances on Management Holder Shares. Except pursuant to the terms of this Agreement, during the Term and prior to a Qualified Public Offering, no Holder shall, without the prior written consent of Apollo Holder, directly or indirectly, (i) grant any proxies (other than pursuant to Section 7(a) above) or enter into any voting trust or other agreement or arrangement with respect to the voting of any shares of Common Stock held by such Holder or (ii) except as permitted pursuant to Section 2 or Section 3, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any such Management Holder’s shares.

Section 8. Restrictive Covenants. Each Management Holder agrees to be bound by (and has initialed each page of) the restrictive covenants set forth in Annex I hereto, which restrictive covenants are hereby incorporated by reference herein.

Section 9. Notices. In the event a notice or other document is required to be sent hereunder to the Company or to any Holder or the spouse or legal representative of a Holder, such notice or other document, if sent by mail, shall be sent by registered mail, return receipt requested (and by air mail in the event the addressee is not in the continental United States), to the party entitled to receive such notice or other document at the address set forth on Annex II hereto. Any such notice shall be effective and deemed received three (3) days after proper deposit in the mails, but actual notice shall be effective however and whenever received. The Company, any Holder or any spouse or legal representative of a Holder may effect a change of address for purposes of this Agreement by giving notice of such change to the Company, and the Company shall, upon the request of any party hereto, notify such party of such change in the manner provided herein. Until such notice of change of address is properly given, the addresses set forth on Annex II shall be effective for all purposes.

Section 10. Miscellaneous Provisions.

(a) Each Management Holder that is an entity that was formed for the sole purpose of acquiring shares of Common Stock or that has no substantial assets other than the shares of Common Stock or interests in shares of Common Stock agrees that (a) certificates of shares of its common stock or other instruments reflecting equity interests in such entity (and the certificates for shares of common stock or other equity interests in any similar entities controlling such entity) will note the restrictions contained in this Agreement on the transfer of Common Stock as if such common stock or other equity interests were shares of Common Stock and (b) no such shares of common stock or other equity interests may be transferred to any Person other than in accordance with the terms and provisions of this Agreement as if such shares or equity interests were shares of Common Stock.

(b) No Holder shall enter into any stockholder agreements or arrangements of any kind with any Person with respect to any securities of the Company on terms inconsistent with the provisions of this Agreement (whether or not such agreements or arrangements are with other Holders or with Persons that are not parties to this Agreement), including agreements or arrangements with respect to the acquisition or disposition of any Securities of the Company in a manner inconsistent with this Agreement. Notwithstanding the foregoing, neither the Investor Securityholders Agreements nor the Amended and Restated Securityholders Agreement, shall be deemed to be inconsistent with this Agreement.

(c) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(d) Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

(e) This Agreement shall be binding upon the Company, the Apollo Holder, the Management Holders, any spouses of the Management Holders, and their respective heirs, executors, administrators and permitted successors and assigns.

(f) This Agreement may be amended or waived from time to time by an instrument in writing signed by the Company and the Apollo Holder; provided, however, that if an amendment or waiver would disproportionately adversely affect the rights or obligations of the Management Holders as a group, such instrument in writing shall also require the signatures of Management Holders representing the Required Voting Percentage, provided, that this Agreement may be amended by the Company without the consent of any Holder to cure any ambiguity or to cure, correct or supplement any defective provisions contained herein, or to make any other provisions with respect to matters or questions hereunder as the Company may deem necessary or advisable so long as such action does not affect adversely the interest of any Holder. Notwithstanding the foregoing, if the Company issues a new class of capital stock, the Company may in good faith amend the terms of this Agreement to reflect such issuance and apply the terms of this Agreement to such new class of capital stock

(g) This Agreement shall only be effective on the Closing Date and shall be automatically terminated if the Exchange Offers contemplated herein are terminated or abandoned; provided, that the Management Investor Rights Agreement, dated April 10, 2007 shall remain in full force and effect. This Agreement shall terminate automatically upon the earlier to occur of: (i) the dissolution of the Company (unless the Company continues to exist after such dissolution as a limited liability company or in another form, whether incorporated in Delaware or another jurisdiction), (ii) any event which reduces the number of Holders to one in accordance with the terms hereof, or (iii) the consummation of a Control Disposition, provided, however, that if Registrable Securities have been registered pursuant to Sections 4 or 5 hereof prior to such termination, Section 5(g) shall survive such termination.

(h) Any Holder who disposes of all of his, her or its Common Stock in conformity with the terms of this Agreement shall cease to be a party to this Agreement and shall have no further rights hereunder other than rights to indemnification under Section 5(g), if applicable (it being understood and agreed, for the avoidance of doubt, that the obligations and restrictions under Annex I shall continue to apply to a Management Holder after such disposition in accordance with the terms of Annex I).

(i) The spouses of each Management Holder are fully aware of, understand and fully consent and agree to the provisions of this Agreement and its binding effect upon any community property interests or similar marital property interests in the Common Stock or other Company securities they may now or hereafter own, and agree that the termination of their marital relationship with any Management Holder for any reason shall not have the effect of removing any Common Stock or other securities of the Company otherwise subject to this Agreement from the coverage of this Agreement and that their awareness, understanding, consent and agreement are evidenced by their signing this Agreement. Furthermore, each individual Management Holder agrees to cause his or her spouse (and any subsequent spouse) to execute and deliver, upon the request of the Company, a counterpart of this Agreement, or an Adoption Agreement substantially in the form of Exhibit A or in a form satisfactory to the Company.

(j) Each party to this Agreement acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief).

(k) This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. The failure of any Holder to execute this Agreement does not make it invalid as against any other Holder. Exchange and delivery of this Agreement by PDF via electronic mail or by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such PDF and facsimile copies shall constitute legally enforceable original documents.

(l) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or otherwise unenforceable provisions shall be null and void as to such jurisdiction. It is the intent of the parties, however, that any invalid, illegal or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, illegal or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by law.

(m) Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby, in each case, subject to the provisions hereunder.

(n) The parties to this Agreement agree that jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall exclusively and properly lie in the Delaware State Chancery Court located in Wilmington, Delaware, or (in the event that such court denies jurisdiction) any federal or state court located in the State of Delaware. By execution and delivery of this Agreement each party hereto irrevocably submit to the jurisdiction of such courts for himself and in respect of his property with respect to such action. The parties hereto irrevocably agree that venue for such action would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(o) No course of dealing between the Company, or its subsidiaries, and the Holders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(p) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

(q) Except as otherwise expressly provided herein, this Agreement sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous agreements among all or some of the parties hereto, whether written, oral or otherwise, as to such subject matter, including without limitation the Management Investor Rights Agreement dated as of April 10, 2007. Unless otherwise provided herein, any consent required by the Company may be withheld by the Company in its sole discretion.

(r) Except as otherwise expressly provided herein, no Person not a party to this Agreement, as a third party beneficiary or otherwise, shall be entitled to enforce any rights or remedies under this Agreement.

(s) If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock as so changed.

(t) No director of the Company shall be personally liable to the Company or any Holder as a result of any acts or omissions taken under this Agreement in good faith.

(u) In the event additional shares of Common Stock are issued by the Company to a Holder at any time during the term of this Agreement, either directly or upon the exercise or exchange of securities of the Company exercisable for or exchangeable into shares or Common Stock, such additional shares of Common Stock, as a condition to their issuance, shall become subject to the terms and provisions of this Agreement.

(v) Notwithstanding anything to the contrary contained herein, but subject to Section 3.2, the Apollo Holder may assign its rights or obligations, in whole or in part, under this Agreement to any member of the Apollo Group. In the event that any Affiliate of the Apollo Holder becomes an owner of Common Stock of the Company, such member shall automatically become party to this Agreement and this Agreement shall be amended and restated to provide that such Person or a designee of such Person shall have the same rights and obligations of the Apollo Holder hereunder.

(w) Neither the ownership of Common Stock or grant of Awards nor any provision contained in this Agreement shall entitle the Management Holder to obtain employment with or remain in the employment of the Company or any of its subsidiaries or Affiliates or affect any right the Company or any subsidiary or Affiliate of the Company may have to terminate the Management Holder’s employment, pursuant to an applicable employment agreement or otherwise for any reason. This Agreement is subject and without prejudice to the Stock Incentive Plan or any employment agreement, consulting arrangement or other contractual arrangement binding on a Management Holder.

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This Agreement is executed by the Company, the Apollo Holders and by each Management Holder and spouse of each Management Holder to be effective as of the date first above written.

DOMUS HOLDINGS CORP.

By:	/s/ Anthony E. Hull
Name: Chief Financial Officer
Title: Chief Financial Officer

DOMUS INVESTMENT HOLDINGS, LLC

By: Apollo Management VI, L.P., its manager

By: AIF VI Management, LLC, its general partner

By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President

RCIV HOLDINGS, L.P. (CAYMAN)

By: Apollo Advisors VI (EH), L.P., its general partner

By: Apollo Advisors VI (EH-GP), Ltd., its general partner

By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President

APOLLO INVESTMENT FUND VI, L.P.

By: Apollo Advisors VI, L.P., its general partner

By: Apollo Capital Management VI, LLC, its general partner

By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President

[Signature Page of Amended and Restated Management Investor Rights Agreement]

RCIV HOLDINGS (LUXEMBOURG), S.A.R.L.

By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Class A Manager

[Signature Page of Amended and Restated Management Investor Rights Agreement]

MANAGEMENT HOLDERS (as evidenced by their execution of an Adoption Agreement attached hereto as Exhibit A)

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption”) is executed pursuant to the terms of the Amended and Restated Management Investor Rights Agreement dated as of [                ], 2011, a copy of which is attached hereto (the “Management Investor Rights Agreement”), by the transferee (“Transferee”) executing this Adoption. By the execution of this Adoption, the Transferee agrees as follows:

1.	Acknowledgement. Transferee acknowledges that Transferee is acquiring or receiving certain shares of Common Stock of Domus Holdings Corp. a Delaware corporation (the “Company”), subject to the terms and conditions of the Management Investor Rights Agreement, among the Company and the Holders party thereto. Capitalized terms used herein without definition are defined in the Management Investor Rights Agreement and are used herein with the same meanings set forth therein.

2.	Agreement. Transferee (i) agrees that the shares of Common Stock acquired or received by Transferee, and certain other shares of Common Stock that may be acquired by Transferee in the future, shall be bound by and subject to the terms of the Management Investor Rights Agreement, pursuant to the terms thereof, except as such terms have been modified by the letter agreement, executed on even date herewith (the “Side Letter”), between Transferee and the Company, (ii) hereby adopts the Management Investor Rights Agreement with the same force and effect as if he were originally a party thereto, except to the extent that the terms of the Management Investor Rights Agreement have been modified by the Side Letter, and (iii) hereby agrees that Transferee shall be deemed a “Management Holder” or “Holder”, as applicable, for purposes of the Management Investor Rights Agreement.

3.	Notice. Any notice required as permitted by the Management Investor Rights Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

4.	Law. THIS ADOPTION WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS ADOPTION, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

5.	Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the shares of Common Stock and other securities referred to above and in the Management Investor Rights Agreement, to the terms of the Management Investor Rights Agreement.

Name of Transferee	Name of Spouse

Signature	Signature

Date	Date

ANNEX I

Restrictive Covenants

Each Management Holder acknowledges and agrees that it has received good and valuable consideration for the restrictive covenants set forth herein, including without limitation, the right to acquire and own securities of the Company, the employment by the Company or its subsidiaries and the related compensation and benefits and other good and valuable consider, the sufficiency of which is hereby acknowledged. Each Management Holder shall be bound by the provisions contained in this Annex I.

1. Non-Solicitation. During the period commencing on the date hereof and ending on the third anniversary of the date of termination of the Management Holder’s employment with the Company and its Affiliates for any reason (or such longer period as may be specified in any agreement between the Company and such Management Holder), the Management Holder shall not, directly or indirectly, through another Person (i) induce or attempt to induce any employee, consultant or independent contractor of the Company or any Affiliate of the Company to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee, consultant or independent contractor thereof, on the other hand, (ii) hire any person who was an employee, consultant or independent contractor of the Company or any Affiliate of the Company or (iii) induce or attempt to induce any customer (whether current or former), supplier, licensee or other business relation of the Company or any Affiliate of the Company to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any such Affiliate, on the other hand.

2. Non-Competition. Each Management Holder acknowledges that, in the course of his employment with the Company and/or its Affiliates and their predecessors, he or she has become familiar, or will become familiar, with the Company’s and its Affiliates and their respective predecessors’ trade secrets and other Confidential Information and that such Management Holder’s services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, each Management Holder agrees that, during the period commencing on the date hereof and ending on the second anniversary of the Management Holder’s termination of employment with the Company and its Affiliates for any reason (or such longer period as may be specified in any agreement between the Company and such Management Holder, the “Non-Compete Period”), such Management Holder shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which (a) with respect to the President of the Company (or, if the President of the Company as of the Closing Date is no longer serving in such position, the Chief Executive Officer of the Company) (such individual, the “Reporting Person”) and Management Holders who directly report to the Reporting Person, the Company or any of its Affiliates is engaged on the date of termination of such Management Holder’s employment or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which the Management Holder has been involved to any extent (other than de minimis) at any time during the two (2) year period ending with the date of termination of such Management Holder’s employment, anywhere in the world in which the Company or its Affiliates conduct business and (b) with respect to all other Management Holders, the Management Holder is engaged on the date of termination of such Management Holder’s employment or has been engaged in at any time during the two (2) year period ending with the date of termination of such Management Holder’s employment, anywhere in the world in which the Company or its Affiliates conducts business. Nothing in this Section 2 shall prohibit any Management Holder from being a passive owner of not more than 4.99% of the outstanding stock of any class of a corporation which is publicly traded, so long as such Management Holder has no active participation in the business of such corporation.

3. Non-Disclosure; Non-Use of Confidential Information. The Management Holder shall not disclose or use at any time, either during his employment with the Company and its Affiliates or thereafter, any Confidential Information (as hereinafter defined) of which the Management Holder is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Management Holder’s performance in good faith of duties assigned to the Management Holder by the Company. The Management Holder will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. The Management Holder shall deliver to the Company at the termination of his employment with the Company and its Affiliates, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates that the Management Holder may then possess or have under his control.

4. Proprietary Rights. The Management Holder recognizes that the Company and its Affiliates possess a proprietary interest in all Confidential Information and Work Product and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of the Management Holder, except as otherwise agreed between the Company and the Management Holder in writing. The Management Holder expressly agrees that any Work Product made or developed by the Management Holder or the Management Holder’s agents or affiliates during the course of the Management Holder’s employment, including any Work Product which is based on or arises out of Work Product, shall be the property of an inure to the exclusive benefit of the Company and its Affiliates. The Management Holder further agrees that all Work Product developed by the Management Holder (whether or not able to be protected by copyright, patent or trademark) during the course of such Management Holder’s employment, or involving the use of the time, materials or other resources of the Company or any of its Affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and the Management Holder shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

5. Certain Definitions.

(a) As used herein, the term “Confidential Information” means information that is not generally known to the public (except for information known to the public because of the Management Holder’s violation of Section 3 of this Annex) and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by the Management Holder while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) databases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Management Holder proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination. For purposes of this Section 5(a), the “Company” shall mean the Company collectively with its Affiliates.

(b) As used herein, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) that relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by the Management Holder (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company or any of its Affiliates (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

ANNEX II

1.	If to the Company:

Domus Holdings Corp.
c/o Apollo Management VI, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019
Facsimile: (212) 515-3264
Attention: Marc E. Becker

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019-6150
Facsimile: (212) 403-2000
Attention: Steven A. Cohen, Esq.
Igor Kirman, Esq.

and

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Facsimile: (212) 735-2000
Attention: Stacy J. Kanter, Esq.
Thomas W. Greenberg, Esq.

2.	If to the Apollo Holder:

Domus Investment Holdings, LLC
Apollo Investment Fund VI, L.P.
c/o Apollo Management VI, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019
Facsimile: (212) 515-3264
Attention: Marc E. Becker

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019-6150
Facsimile: (212) 403-2000
Attention: Steven A. Cohen, Esq.
Igor Kirman, Esq.

and

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Facsimile: (212) 735-2000
Attention: Stacy J. Kanter, Esq.
Thomas W. Greenberg, Esq.

3.	If to any Management Holder, to the address set forth with respect to such Management Holder in the Company’s records.

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